Global Personal Account Dealing Policy

May 2024

Proprietary and Confidential – For internal use only

Revision History

Application area	Minor changes throughout

Version	1.4

Effective Date	28th May 2024

Date Approved	23rd May 2024

Department Name	Compliance

Version #	Version description	Responsible department	Date	Reviewers
1.0	Annual review with format change	Compliance	8th July 2020	Kate Squire Nadine Le Gall Lesley McFadzean

1.1	Annual Review – no changes	Compliance	24th February 2022	Lesley McFadzean

1.2	Specific Review of Discretionary Accounts Section 5	Compliance	1st September 2022	Nadine Le Gall

1.3	- Clarifying change to Section 7 - Added that transactions in ETFs managed by Man are prohibited to Section 10.1	Compliance	20th February 2024	Nadine Le Gall Lesley McFadzean

1.4	- Changed StarCompliance to Code of Ethics System (“CES”) throughout.	Compliance	23rd May 2024	Nadine Le Gall

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Table of Contents

1. PURPOSE	3

2. SCOPE	3

3. FUNDAMENTALS AND DEFINITIONS	3

3.1. COVERED PERSONS	3

3.2. COVERED ACCOUNTS	4

3.3. EXEMPT TRANSACTIONS AND ACCOUNTS	4

3.4. REPORTABLE TRANSACTIONS	5

3.5. COVERED TRANSACTIONS	6

4. REPORTING TO COMPLIANCE AND MAINTENANCE OF COVERED ACCOUNTS	8

4.1. INITIAL REPORTING	8

4.2. PERIODIC REPORTING OF INFORMATION	8

4.3. REPORTING CHANGES	8

4.4. SERVICING OF PERSONAL BROKERAGE ACCOUNTS	9

4.5. U.S. REGISTERED REPRESENTATIVES ONLY—PRE- APPROVAL OF NEW BROKERAGE ACCOUNTS	9

5. DISCRETIONARY ACCOUNTS	9

6. IMPORTANT PROCEDURES	9

6.1. COVERED TRANSACTIONS	9

6.2. RECORDING REPORTABLE TRANSACTIONS	10

6.3. LIMIT ORDERS AND STOP LOSSES	11

7. HOLDING PERIOD	11

8. BLACKOUT PERIOD	11

9. PRIVATE INVESTMENTS	12

10. INVESTMENTS IN MAN FUNDS/PRODUCTS & SECURITIES	13

10.1. FUNDS AND PRODUCTS	13

10.2. MAN GROUP STOCK (EMG TICKER)	13

10.2.1. Application	13

10.2.2. Employee incentive schemes	13

10.2.3. Data feed from SALSA to StarCompliance	14

10.2.4. Dealings outside of employee incentive schemes	14

10.2.5. Caution	14

11. PROHIBITED TRANSACTIONS AND RESTRICTIONS	14

11.1. FRONT RUNNING	14

11.2. TRADING IN A SECURITY ON THE RESTRICTED LIST/ WATCH LIST	15

11.3. MARKET MANIPULATION	15

11.4. MATERIAL NON-PUBLIC INFORMATION (“MNPI”) OR INSIDE INFORMATION	15

12. PENALTIES AND REDRESS	16

13. RESPONSIBILITY	16

14. REVIEW OF THE POLICY	16

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1. Purpose

1.1

This global personal account dealing policy (this “Policy”) is designed to prevent legal, business and ethical conflicts, to guard against the misuse of confidential information and to avoid the non-compliance or the appearance of non-compliance with any legal or regulatory requirements that may arise in connection with your personal investments. While it may be appropriate for personnel to undertake long-term investments, Man[1] discourages short term, high frequency speculative trading.

1.2

This Policy helps Man to monitor its personnel’s personal dealing activities and maintain appropriate systems and controls to meet the standards set-out above. This Policy applies in both letter and spirit to all your trading activities and particular types of transactions and accounts as defined below. You must also follow any policies applicable to your business unit, department or region, including any pre-approval requirements.

1.3

Exemptions to this Policy may be given by Compliance on a case-by-case basis. In particular, Compliance may grant an exemption from a provision(s) of this Policy where a requirement conflicts with any local law and in cases of financial hardship or emergency, provided that such exemption does not conflict with the interests of our clients.

2. Scope

This policy applies to all Covered Persons as defined in section 3 (3.1) below.

3. Fundamentals and Definitions

3.1. Covered Persons

This Policy applies to “Covered Persons” which includes all Man’s personnel and associates of such personnel.

For the purpose of this Policy, “personnel” includes every employee, officer, partner, director (other than non-executive directors of Man Group plc. or any subsidiary who do not have access to Man’s technology, information systems, client holdings and/or trading information) and other persons having a similar status or performing similar functions or otherwise subject to the supervision and control of Man. As determined by Compliance and depending on the facts and circumstances including access to information, functions, agreements in place, among other factors, this may include consultants and independent contractors. For the purpose of this Policy, “associate” means any person whose business or domestic relationship with personnel might reasonably be expected to give rise to a community of interest between them.

[1]	Man means Man Group plc. and its controlled subsidiaries and partnerships.

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An associate will typically be:

(a)	an immediate family member[2] living in the same household as personnel (where personnel have no control or influence over such immediate family member’s investments, please contact Compliance); or

(b)	any person to whom personnel provides financial support or who financially supports personnel. This may include, for example a spousal equivalent; or

(c)

any person over whose investment holdings and/or accounts personnel exercises direct or indirect influence or control or from whose investment holdings and/or accounts personnel derives any direct or indirect economic or financial interest.

3.2. Covered Accounts

This Policy applies to “Covered Accounts” which includes brokerage accounts that have the capacity for “Covered Transactions” and “Reportable Transactions” maintained by and subject to the investment decisions or control of Covered Persons.

Please note that included under “Covered Accounts” are any pension or retirement plan investment accounts where Covered Persons have discretion over the instruments in which such accounts are invested.

Excluded from the definition of Covered Accounts is any account over which sole investment discretion is contractually granted to an independent third party. These accounts are known as ‘exempt’, however please see section 5 “Requirements for Discretionary Accounts” for more information.

3.3. Exempt Transactions and Accounts

Transactions3 in the following are exempted from this Policy (i.e. no prior approval, reporting, holding period and blackout period restrictions apply) unless otherwise stated:

[2]

For the purposes of this Policy, “immediate family member” generally means spouse and any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of the Covered Person or their spouse.

[3]	Personnel must ensure that they comply with local laws and regulations governing these transactions.

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•	Direct obligations of the U.S. Government (derivatives on such instruments require post trade reporting);

•

U.S. open-ended mutual funds not affiliated with Man and not managed directly or on a sub—advisory basis by Man. Transactions in open-ended mutual funds affiliated with or managed by Man are Covered Transactions. A list of affiliated US Mutual Funds can be found on the Policies SharePoint;

•	U.S. 529 Plans;

•	Spot FX trades with a daily aggregate value of less than £250,000 or local currency equivalent;

•	Life insurance policies where the Covered Person has no discretion over how the premium is invested;

•	Money market funds;

•

Money market instruments including, (i) bankers’ acceptances; (ii) bank certificates of deposit; (iii) commercial paper; and (iv) high quality short-term debt instruments, including repurchase agreements; and

•	Discretionary accounts and/or securities or funds acquired through an automatic investment plan e.g. strategy specific pension plans where you have no discretion on individual trades (see section 5.).

3.4. Reportable Transactions

The following Transactions will require reporting through the online Code of Ethics System (the “CES”), which will be either ComplianceAlpha or StarCompliance (i.e. post-transaction reporting but no prior approval, no holding period and no blackout period restrictions apply) unless otherwise stated:

•	Government and public authority (e.g. municipal authority) securities other than direct obligations of the U.S. Government (e.g. Treasury);

•	Derivatives of Government and public authority securities

•	Derivatives on direct obligations of the U.S. Government (e.g. Treasury);

•

Open-ended regulated collective investment schemes (e.g. UCITs, regulated managed investment schemes, Non-US mutual funds, Japanese Investment Trust Funds) excluding any funds affiliated with or managed by a Man entity (collectively, “Man Funds”) (note that transactions in such Man Funds are Covered Transactions);

•	Shares or interests in broad based closed-ended funds or investment companies (such as investment trusts, unit trusts, real estate investment trusts)[4];

[4]

For the purposes of this policy an ETF, closed-ended fund or investment company will generally be considered “broad based” if it consists of 30+ constituents and is diversified by industry. If in doubt, please confirm with Compliance.

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•	Shares in broad based Exchange Traded Funds (“ETFs”);

•	Derivatives on broad based ETFs;

•	Currency derivatives;

•	Spot FX trades with a daily aggregate value of more than £250,000 or local currency equivalent;

•	Securities acquired through a dividend reinvestment (however the first transaction pursuant to such a plan is a Covered Transaction and requires pre-clearance);

•	Securities acquired through a corporate action where no discretion is exercised;

•	Freddie Mac or Fannie Mae securities; and;

•

“Crypto-Currencies” and similar currency equivalents including, without limitation, Bitcoin, Ethereum, Litecoin (provided the crypto-currency coins or tokens were created outside the context of an Initial Coin Offering (“ICO”)). Please see the next section for requirements relating to ICOs. Personnel are responsible for ensuring that any investments in crypto—currencies are permitted by any relevant law and regulation.

3.5. Covered Transactions

For the purposes of this Policy, “Covered Transactions”5 (subject to prior approval, holding period, reporting requirements and blackout period) shall refer to any transactions in financial instruments6, including but not limited to purchase, sale, exercise, novation, gifting or cancellation (as appropriate) of any:

•	Listed and unlisted shares – including:

-	shares in any public or private company, including common stock, preferred stock, etc. and IPOs;

-	shares in Man Group plc. (see section “Transactions in Man’s Securities”);

-	shares or interests in Man Funds (see section “Investments in Man Regulated/Tradable Funds”);

-	shares or interests in non-broad based closed-ended funds or investment companies (such as investment trusts, unit trusts, real estate investment trusts), [7];

-	shares or interests in unregulated open-ended collective investment schemes (e.g. hedge funds and private investment funds);

-	shares in non-broad based Exchange Traded Funds (“ETFs”);

•	Corporate bonds or other debt instruments;

[5]	Personnel must ensure that they comply with local laws and regulations governing these transactions if approved by Compliance.
[6]	For the purposes of this policy, a financial instrument does not include personal loans and/or mortgages.
[7]

For purposes of this policy a closed-ended fund or investment company will generally be considered “broad based” if it consists of a minimum of 30 constituents and is diversified by industry. If in doubt, please confirm with Compliance.

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•

Any investment in a Man fund or product, regardless of whether they are regulated (e.g. UCITS funds, U.S. open-ended mutual funds); (A list of affiliated US mutual funds and ETFs can be found on the Policies SharePoint.)

•	Certificates representing certain securities (for example American Depository Receipts and Global Depository Receipts);

•	Warrants;

•

Options (both put and call), including stock options and options on commodity futures, however excluding options on broad based indices or ETFs, which are considered reportable transactions (See “Reportable Transactions” above);

•	Futures, including commodity futures, however excluding futures on broad based indices or ETFs, which are considered reportable transactions (See “Reportable Transactions” above);

•	Any commodity-related securities, including derivatives on commodities;

•

Swaps and Contracts for difference (“CFDs”) (both in relation to securities and derivatives), excluding swaps or CFDs on broad based indices or ETFs, which are considered reportable transactions (See “Reportable Transactions” above);

•	Rights of interest in any of the above investments (e.g. an equitable interest);

•	Corporate actions which require the holder to exercise discretion (e.g. tender offers, rights issues); and

•	Any investment in crypto-currencies and similar currency equivalents that are being used as part of an ICO.

Due to the complex legal and regulatory circumstances relating to companies involved in the production, sale, and distribution of cannabis, transactions in the securities of such companies are unlikely to be permitted. The Financial Crime team maintain Man’s “Global Cannabis Investments Guidelines” and should be approached at CDDMailbox@man.com with any questions on this topic. Requests for pre-trade approval for such securities should be submitted through the CES in line with “Covered” transactions. All requests will be reviewed by the Financial Crime team.

The list above sets out some examples of Covered Transactions. This is not however a full list of Covered Transactions. If you need clarification on whether a particular transaction is “Covered” or “Reportable”, please contact Compliance.

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4. Reporting to Compliance and Maintenance of Covered Accounts8

4.1. Initial reporting

Upon joining Man, please provide the following information via the CES (within 10 calendar days):

•	Details of all existing Covered accounts and holdings;

•	Completion of the Questionnaire, Certification and Holdings Report;

•	Completion of a Regulatory Background Questionnaire (US personnel only); and

•	Copies of recent statements must be provided as of a date no more than 45 calendar days prior to becoming a Covered Person.

4.2. Periodic reporting of information

Personnel have the following ongoing reporting obligations:

•	Duplicate contract note/confirmation for each Covered Transaction and Reportable Transaction must be forwarded to Compliance, unless already provided electronically;

•

Duplicate statements for Covered Accounts must be forwarded to Compliance directly by the institution (or by the Covered Person where it is not possible to have the statements forwarded directly by the institution).

Please note, Man maintains electronic feeds with certain 3rd party brokers. These feeds load into the CES and replace the need for Covered Persons to manually perform the ongoing reporting tasks that are mentioned above for such broker accounts. For further information on the broker feeds available, please contact mipadealing@man.com.

•	Quarterly Compliance Certification and Transaction Report via the CES within 30 days of quarter end.

•	Annual Compliance Questionnaire, Certification and Holdings Report via the CES within 45 days of year end.

4.3. Reporting changes

Any changes to Covered Accounts require immediate reporting into the CES. This includes new accounts, name changes, account number changes, changes in provider, etc.

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As set out above, Covered Accounts includes the relevant accounts of your associates. Please request that your associates provide the details required. All details requested in the CES must be completed for all reporting requirements.

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4.4. Servicing of Personal Brokerage Accounts

Personnel and their associates are prohibited from having their Covered Accounts serviced by the same individual that provides brokerage or other services to the Firm. Personnel are required to notify Compliance if they become aware of any such situations.

4.5. U.S. Registered Representatives Only—Pre- Approval of New Brokerage Accounts

U.S. personnel that are registered representatives with Man Investments Inc. (and their associates) are required to obtain approval prior to opening or establishing an account with another financial institution (e.g., brokerage account or any other account through which trades can be executed).

Please note that the information provided to Compliance will be handled with care and confidentiality and in accordance with applicable law.

5. Discretionary Accounts

Any account in which you have no direct or indirect influence or control, such as in the case of a fully discretionary investment management account, blind account, blind trust, certain other trusts and securities or funds acquired through an automatic investment plan whereby all investment decisions are made by a third-party who is unrelated to you may be exempted from this Policy. You cannot provide instructions to or otherwise communicate with the third-party regarding any investment decisions being made in the account and there must be a written discretionary investment management agreement or similar document covering the account in order for the account to be exempted. Any securities transactions effected outside of a fully discretionary account must comply with all of the requirements of this Policy.

All discretionary accounts and securities or funds acquired through an automatic investment plan must be reported to Compliance via the CES. A copy of the executed investment management agreement or similar document covering the account must also be provided to Compliance, as well as any subsequent amendments to such agreement or document. Compliance will review the discretionary account documentation provided and approve the policy exemption if applicable.

6. Important Procedures

6.1. Covered Transactions

Before placing an order for a Covered Transaction, Covered Persons (or the relevant personnel for the Covered Persons) must receive pre-approval from Compliance. In the ordinary course of business, you will receive an automatic decision to your trade request.

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•

Approval should be requested using the online the CES system which can be accessed via the intranet or via the link https://man-ng.starcompliance.com. No order can be placed without first receiving written approval from Compliance.

•

Approval request should be made by accessing ‘Personal Trading’ – ‘Trade Requests’ – ‘Create New Trade Request’ within the CES. You will need to enter the security details into the system. If the security is not recognised, please e-mail mipadealing@maninvestments.com.

•	Approval is valid from receipt until the close of business on the following business day in the jurisdiction of the relevant market unless otherwise notified by Compliance.

•	If the Covered Transaction is not executed within this time frame, you will need to seek approval again through the CES.

•

If a Covered Transaction is not approved (i.e. denied) you must not: (i) procure any other person to enter into such transaction on your behalf or otherwise; or (ii) communicate any information or opinion to any other person if you know or ought to know that the person will, as a result, enter into such transaction or counsel or procure some other person to do so.

•	Compliance is not required to provide you with a reason as to why a Covered Transaction is not approved.

•

Post trade, you must confirm without delay that the trade has been completed by using the ‘Personal Trading’ section of the CES. You should select the relevant trade, select ‘Execute’ and enter the trade confirmation details when prompted.

•	Any Covered Transaction that will be gifted to another person must also be pre-approved by Compliance.

For procedures/additional requirements relating to investments in Man Regulated/Tradable Funds (defined below) please see section “Investments in Man Funds and Products” below and for the procedure relating to investments in Man’s securities see section “Transactions in Man Group Securities (EMG ticker)” below.

6.2. Recording Reportable Transactions

As soon as reasonably possible after executing a Reportable Transaction, Covered Persons should report the trade through the CES.

In relation to Securities acquired through an automatic investment plan which are to be reported in accordance with the Policy, they need to be reported to Compliance upon the Covered Person becoming aware of the acquisition.

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•	Notification should be made using the CES. You will need to enter the trade details into the system. If the security is not recognised, please e-mail mipadealing@maninvestments.com

Please note that if the firm receives copies of duplicate trade confirmations / contract notes and statements via an electronic broker feed, as noted in section 3.2 above, then these do not need to be manually reported.

6.3. Limit Orders and Stop Losses

Limit orders and stop losses are permitted for trades in securities with a market capitalisation in excess of USD 3 billion or as otherwise approved by Compliance. You will need to seek approval as described above in “Procedure for Covered Transactions” via the CES for these trades. You must indicate in the comments section of the request for approval if the trade is a limit order or stop loss. Upon execution you will need to provide to Compliance a confirmation from the broker showing the date the trade was instructed and executed. If you wish to retract such an instruction it is deemed a new transaction and you will need to contact Compliance for approval.

Limit orders and stop losses are only permitted for a maximum duration of 30 calendar days i.e. the order must be executed or retracted within 30 calendar days.

7. Holding Period

All positions established as a result of Covered Transactions (other than Man securities) are subject to a minimum 30 calendar-day holding period calculated on a ‘last in, first out’ (‘LIFO’) basis for positions accumulated over time. Similarly, any position closed or reduced as a result of a Covered Transaction may not be re-established, in whole or in part, or increased for a period of 30 calendar days following the last relevant Covered Transaction. Furthermore, Covered Persons may not exercise any option on a Covered Transaction within 30 days of entering into the contract or enter into any option contract on a Covered Transaction which expires within thirty days.

For Man securities (shares and bonds), a holding period of 6 months calculated on a ‘first in, first out’ (‘FIFO’) basis will apply for positions accumulated over time. You will be required to hold your Man securities for 6 months from day of purchase.

8. Blackout Period

You may not execute a Covered Transaction (not including Reportable Transactions or Exempt Transactions) in any security (including shares, bonds) in which Man has traded on behalf of its clients in the previous 5 business days, except in accordance with one of the following exemptions, which may be granted by Compliance at its discretion:

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•	Covered Transactions in securities of issuers whose issued securities satisfy the following criteria, as applicable:

-	market capitalisation in excess of USD 3 billion. Sources such as Bloomberg, Yahoo Finance or another reliable source should be used to determine whether the issuer meets these criteria; and

-	an accurate and reliable market price can be obtained from a public source

•	Cases of personal financial hardship or emergency.

Please note that your trade request may be denied at the discretion of Compliance.

9. Private Investments

Interests in private placements, private investment funds (e.g., hedge funds or real estate funds), (which are not Man Funds (defined below)), other private companies which make investments (including investments in non-securities) and real estate for investment purposes (“Private Placements”) are Covered Transactions. You are required to obtain approval from Compliance. Please complete the “Private Transactions Request” form in the CES. The sale or voluntary redemption of a security acquired in a Private Placement also requires prior approval.

You must immediately inform Compliance if you begin to have a relationship with the issuer other than as an investor in a Private Placement of the issuer. You must receive prior written consent from senior management and Compliance (via the CES). You are also required to immediately inform Compliance if you are considering an investment in the issuer on behalf of Man’s clients (i.e., Man Funds and separately managed accounts). In addition, you must inform Compliance if the issuer’s securities will be offered in an initial public offering.

U.S. Registered Representatives Only – Approval from Supervisory Principal

Prior to making any private investment, U.S. personnel that are registered representatives with Man Investments Inc. (and their associates) are required to obtain Compliance approval, and the approval of their Supervisory Principal.

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10. Investments in Man Funds/Products & Securities

10.1. Funds and Products

Man is supportive if you wish to make personal investments in Man Funds. However, you need to be mindful that you may be, or may appear to be, in a position which gives you a reasonable insight into the likely forward dealing price or proposed valuation of any Man Fund on the current day. As a result, the following provisions apply to investments in Man Funds:

•

All requests to purchase, subscribe for, or redeem, shares in Man Funds must be submitted to Compliance in accordance with the standard process described in the section “Procedure for Covered Transactions” above.

Compliance may also seek input from the business as to whether the transaction is appropriate e.g. ensuring that there are no upcoming material events in the funds.

In addition, in the case of U.S. Mutual Funds that are formed and managed by Man certain individuals will have reporting requirements on Form 4 accordingly.

Transactions in ETFs that are managed by Man are prohibited.

10.2. Man Group Stock (EMG ticker)

10.2.1. Application

This section of the Policy applies to all personnel including Man Share Dealing Code personnel. Additional requirements may also apply to Man Share Dealing Code personnel. If you are unsure if you are subject to the Man Share Dealing Code, you must contact the Company Secretariat. All dealings in Man Group securities by those subject to the Man Share Dealing Code must be made through Man’s nominated broker. Please refer to the Man Share Dealing Code for more information on dealing in Man Group securities when you are subject to the Man Share Dealing Code.

10.2.2. Employee incentive schemes

Transactions that fall within any of Man’s share-based employee incentive schemes (including Sharesave) (such as exercising awards and selling award shares to meet tax liabilities upon exercise) are not subject to any of the reporting or notification obligations contained within this Policy.

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If you exercise any share-based employee incentive scheme award or Sharesave on vesting, any shares retained by you (net of any shares you have sold to pay tax or otherwise) as a result of exercising an award/option will need to be uploaded into the CES as an “Initial Holding” but will not be subject to the Holding Period. If you exercise at a date that is not at initial vesting you will need to submit a trade request in the CES. If you wish to sell any of these shares you must follow the procedure set out in the section “Procedure for Covered Transactions”. Please refer to the FAQ for personnel with Man Share and Man Fund Product deferred awards and Man Sharesave options for more information.

10.2.3. Data feed from SALSA to StarCompliance

Employees who have accounts with Canaccord that are administered by the Executive Incentive Plans team are not required to update StarCompliance of EMG Man stock vesting and share awards as we update these periodically in line with SALSA.

10.2.4. Dealings outside of employee incentive schemes

If you are not participating in Man’s share-based employee incentive schemes you are required to obtain approval from Compliance (through StarCompliance) prior to acquiring or disposing of any Man securities in accordance with the procedure described in section “Procedure for Covered Transactions”.

10.2.5. Caution

Please refer to the Man Group plc. Inside Information Policy which discusses inside information or material non-public information in the context of Man securities.

11. Prohibited Transactions and Restrictions

11.1. Front Running

You may not execute Covered Transactions ahead of any transaction intended or contemplated for any client account of which you are or may reasonably be deemed to have been aware. You are subject to confidentiality obligations to Man and may not misuse information obtained during your employment for personal gain.

Compliance will monitor client trading around Covered Transactions to identify any situation in which a Covered Person may appear to have sought to benefit from knowledge of subsequent client transactions or in which any other conflict of interests appears to have arisen.

You should be aware that in certain jurisdictions there may be penalties imposed relating to front running including criminal and civil sanctions.

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11.2. Trading in a security on the Restricted List/ Watch List

The Restricted List is a list of issuers where the Firm has determined it is prevented from dealing, or advising in any dealings in any of the issuer’s securities for a variety of reasons including having material non-public information or being subject to other regulatory restrictions. Similarly, you are prohibited from trading for your own account or in any Covered Account in any securities on the Restricted List. Proposed dealings in securities of an issuer on the Restricted List will be automatically denied by the CES. If you believe special circumstances attach to your personal trade request that may exempt, you from this prohibition you are permitted to appeal the decision directly to the Global Head of Compliance and Regulatory. Please refer to the Global Inside Information Policy for further information.

The Watch List is a list of securities that need to be monitored to ensure compliance with various regulatory restrictions, filings, etc. Whilst you may not automatically be denied trading a security on the Firm’s Watch List, where this is the case you are permitted to appeal the decision to your local Compliance Officer.

11.3. Market Manipulation

This Policy strictly prohibits any conduct which may be deemed market manipulation, i.e. transactions where the rationale seeks to distort the market such as those intended to raise, lower, maintain or cause fluctuations in the market price of any security or to create a false or misleading impression of active trading.

This includes any act, practice or course of business which is fraudulent, deceptive or manipulative such as making false statements or omitting material facts with the intent of inducing another person to enter into a transaction or refrain from entering into a transaction. Please note that trading large volumes of a security may be perceived as market manipulation in certain jurisdictions.

Many jurisdictions impose criminal as well as civil penalties relating to market manipulation offences.

11.4. Material Non-Public Information (“MNPI”) or Inside Information

You shall not execute Covered Transactions in securities in relation to which you or Man has MNPI or inside information. Any trading or portfolio information received from third party managers with respect to the FRM Business is confidential and will be considered to be inside information.

Man has policies which are designed to inform and assist you in handling the possession of material non-public information or inside information in order to avoid situations that may violate applicable law or create an appearance of impropriety. Man also has policies which set out details of information barriers between different business units within Man. Please refer to the Global Inside Information Policy for further information and, if this information relates to Man securities, the Man Group plc Global Inside Information Policy.

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12. Penalties and Redress

Violation of this Policy may result in disciplinary sanctions, which may range from disgorgement of profits to trading bans or disciplinary action by the company.

If you have any questions about this Policy, please contact Compliance.

13. Responsibility

The owner of this policy is the Global Head of Compliance & Regulatory.

14. Review of the Policy

This policy shall be reviewed on at least an annual basis.

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